Exhibit 99.1

CONTACTS:
INVESTOR RELATIONS
Melanie Canto
Captaris, Inc.
(425) 638-4048
InvestorRelations@Captaris.com

EDITORIAL CONTACT
Kathryn Ellis
Captaris, Inc.
(425) 638-4022
KathrynEllis@Captaris.com

Captaris Reports Financial Results for the Third Quarter 2005
Balanced Product Portfolio Growth, Total Revenue Up 21% Over Third Quarter 2004

Bellevue, Wash. — November 3, 2005 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of Business Information Delivery solutions, today reported financial results for its third quarter ended September 30, 2005.

Net revenue was $21.8 million for the quarter ended September 30, 2005, up 21% compared to $18.0 million in the same quarter last year and up $540,000 or 3% compared to the second quarter of 2005.  For the third quarter of 2005, Captaris RightFax document delivery software, hardware and services revenue was $18.2 million, up 5% compared to $17.4 million in the same quarter last year and up 3% over the second quarter of 2005.  Business Information Delivery (BID) revenue in the third quarter of 2005, consisting of sales of Captaris Workflow and Document Management product lines acquired in September 2003 and October 2004, respectively, was $3.6 million, an increase of $2.9 million from the same quarter last year.

Gross profit increased $3.7 million or 32% over the same quarter last year.  Gross margin improved six percentage points to 69.6% compared to 63.7% in the same quarter last year.  Non-cash amortization in cost of revenue was $280,000 higher than the third quarter of 2004.  The gross margin improvement was primarily from increased sales of our Business Information Delivery product lines which contribute a higher gross margin than RightFax.

Operating expenses were $17.4 million for the quarter, up 41% compared to operating expenses of $12.3 million for the same quarter last year.  This increase in operating expense was primarily due to a $650,000 increase in Research and Development, $2.7 million related to increased Sales and Marketing costs, $1.0 million in General and Administrative costs and non-cash amortization of $352,000.

During the third quarter of 2005, the Company recorded an income tax benefit of $1.3 million which included the reversal of a previous tax liability of approximately $500,000 that management determined the likelihood of payment was no longer probable.

The Company reported a net loss for the quarter of $689,000 or $0.02 per diluted share, compared to net income of $66,000, or breakeven per share, for the same quarter of 2004.  Total amortization for the third quarter of 2005 was $631,000 higher than the same quarter last year.

Consolidated cash, cash equivalents and investment balances as of September 30, 2005 were $50.5 million, a decrease of approximately $1.7 million from June 30, 2005.  For the quarter, cash provided from operations was $500,000 and uses of cash were primarily stock repurchases of $1.4 million and capital assets purchases of $1.1 million.

Total deferred revenue as of September 30, 2005 was $20.2 million, up $7.1 million from the same period last year and up $751,000 from June 30, 2005.

In addition to reporting the results of operations for the third quarter, the Company announced corporate changes intended to improve the efficiency and cost structure of the business.  These changes include a reduction in its workforce, the consolidation of office facilities, and a write-off of amounts previously deferred for an application systems software project.  The workforce reduction includes certain founders of Teamplate, which the Company acquired in September 2003, and triggers the acceleration of the remaining Teamplate management incentive plan obligation associated with the acquisition.  The Company expects to record a charge of approximately $2.3 million in the fourth quarter of 2005, of which approximately $2.0 million are cash expenditures in that quarter.  The charge is comprised of approximately $620,000 of severance and related costs, $1.0 million in incentive plan obligations, approximately $193,000 for the consolidation of office facilities, and approximately $440,000 for the write-off of the applications systems software project.

“Our primary goal for 2006 is to grow the Company’s top and bottom lines, increasing value to our shareholders.  Actions are underway to resize staff levels to increase efficiencies and reduce costs.  We expect these actions to result in a spending reduction of approximately $5.0 million on an annualized basis beginning in 2006,” said David P. Anastasi, President and CEO of Captaris. “More importantly however, we continue to stay focused on our primary growth drivers – ramping our channels, driving the product portfolio, and positioning a broader set of capabilities with our customers.”

Stock Repurchase

During the third quarter, the Company repurchased approximately 377,500 shares of its outstanding common stock at a cost of $1.4 million. Approximately $10.6 million remains available for future stock repurchases under our previously announced stock repurchase program.  Captaris may repurchase shares under its stock repurchase program subject to open trading windows, overall market conditions, stock prices and its cash position and requirements.  On September 30, 2005, the total number of outstanding shares was 28.4 million.

Web Cast Information

The Company will discuss its third quarter results and will provide updated earnings guidance, taking into account the charge the Company expects to incur in connection with the corporate changes described above in the fourth quarter, on its regularly scheduled conference call today at 1:45 p.m. PT/ 4:45 p.m. ET. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. The conference call dial-in number is 866-249-6463 and no access code is required. The Company will also provide an audio replay of the conference call at 800-405-2236, confirmation number 11042632# until Thursday, November 10, 2005 at 11:59 p.m. PT.

About Captaris, Inc.

Captaris Business Information Delivery solutions help organizations automate the information and document flow throughout the information lifecycle (capture, process, manage, deliver). With a comprehensive suite of software and services, Captaris helps organizations grow revenues and increase profits while meeting compliance goals. Through a global distribution network of leading enterprise technology partners, Captaris has installed more than 90,000 systems in 95 countries in companies of all sizes, including the entire Fortune 100. Captaris is headquartered in Bellevue, Washington. The Company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our ability to improve our top and bottom lines or to increase value to our shareholders, expectations regarding the charge we expect to incur in the fourth quarter in connection with our cost reduction activities and the amount of that charge that will result in cash expenditures in that quarter, our expectations regarding the spending reduction we expect to realize on an annual basis as a result of our cost savings, and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges or benefits associated with variable accounting treatment on certain stock options, unpredictable exchange rate fluctuations, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Captaris Alchemy, Interchange, RightFax, Captaris Workflow and Captaris Document Management are trademarks of Captaris. All other brand names and trademarks are the property of their respective owners.

# # #

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$5,154	$7,563
Short-term investments, available-for-sale	14,172	25,725
Accounts receivable, net	16,413	18,205
Inventories	731	992
Prepaid expenses and other	2,039	1,687
Deferred and income tax receivable	4,033	3,161

Total current assets	42,542	57,333
Long-term investments, available-for-sale	31,223	24,051
Restricted cash	1,000	1,000
Other assets	291	94
Equipment and leasehold improvements, net	7,193	7,168
Intangible assets, net	10,636	13,442
Goodwill	32,668	32,236
Deferred tax assets, net	4,676	3,022

Total assets	$130,229	$138,346

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,670	$6,875
Accrued compensation and benefits	4,270	4,462
Other accrued liabilities	2,225	1,565
Income taxes payable	368	375
Deferred revenue	16,882	15,699

Total current liabilities	28,415	28,976
Accrued liabilities - noncurrent	366	386
Deferred revenue - noncurrent	3,327	2,743

Total Liabilities	32,108	32,105
Shareholders’ equity:
Common stock	284	295
Additional paid-in capital	51,115	55,410
Retained earnings	45,765	49,788
Accumulated other comprehensive income	957	748

Total shareholders’ equity	98,121	106,241

Total liabilities and shareholders’ equity	$130,229	$138,346

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net revenue	$21,755	$18,031	$61,717	$54,397
Cost of revenue	6,613	6,544	19,670	18,816

Gross profit	15,142	11,487	42,047	35,581
Operating expenses:
Research and development	3,496	2,846	10,300	7,237
Selling, general and administrative	13,487	9,781	39,444	29,898
Amortization of intangible assets	454	102	1,362	308
Stock compensation benefit	(59)	(413)	(239)	(194)
Gain on sale of discontinued product line CallXpress	—	—	(1,000)	—

Total operating expenses	17,378	12,316	49,867	37,249

Operating loss	(2,236)	(829)	(7,820)	(1,668)
Other income (expense)
Interest	281	340	835	1,011
Other, net	(82)	(53)	(210)	(338)

Other income	199	287	625	673
Loss from continuing operations before income tax benefit	(2,037)	(542)	(7,195)	(995)
Income tax benefit	(1,343)	(205)	(3,137)	(378)

Loss from continuing operations	(694)	(337)	(4,058)	(617)
Discontinued operations:
Gain from sale of MediaTel assets, net of income taxes	—	403	—	607
Income from operations of MediaLinq, net of income taxes	5	—	35	—

Income from discontinued operations	5	403	35	607

Net income (loss)	$(689)	$66	$(4,023)	$(10)

Net loss per common share:
Basic and diluted loss per common share from continuing operations	$(0.02)	$(0.01)	$(0.14)	$(0.02)
Basic and diluted income per common share from discontinued operations	—	0.01	—	0.02

Basic and diluted net loss per common share	$(0.02)	$—	$(0.14)	$—

Weighted average basic and diluted common shares	29,056	31,248	29,077	31,798

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,

	2005	2004

Cash flows from operating activities:
Net loss	$(4,023)	$(10)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,607	1,937
Amortization	2,806	912
Stock compensation benefit	(239)	(194)
Gain on sale of MediaTel assets, net of income taxes	—	(607)
Provision for doubtful accounts	438	116
Gain on disposition of equipment	(19)	—
Changes in current assets and liabilities, net of purchases and dispositions of businesses:
Accounts receivables, net	1,238	2,312
Inventories	245	1,203
Prepaid expenses and other assets	(551)	(530)
Deferred income tax assets, net	(2,693)	(353)
Accounts payable	(2,211)	(760)
Accrued compensation and benefits	(194)	(1,566)
Other accrued liabilities	673	30
Income taxes payable	(23)	(1,753)
Deferred revenue	1,772	2,842

Net cash provided by (used in) operating activities	(174)	3,579

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,646)	(2,565)
Purchase of investments	(44,002)	(67,236)
Purchase of businesses, net of cash acquired	2	(170)
Proceeds from sale of MediaTel assets	—	177
Proceeds from sale of equipment	25	—
Proceeds from sales and maturities of investments	48,446	62,259

Net cash provided by (used in) investing activities	1,825	(7,535)

Cash flows from financing activities:
Proceeds from exercises of stock options	362	958
Repurchase of common stock	(4,442)	(9,324)

Net cash used in financing activities	(4,080)	(8,366)

Net decrease in cash	(2,429)	(12,322)
Effect of exchange rate changes on cash	20	32
Cash and cash equivalents at beginning of period	7,563	41,896

Cash and cash equivalents at end of period	$5,154	$29,606